(IV)

October 14, 2019

Mr. Chris Fortier

VP, Counsel

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re: Eaton Vance Funds

ICI Mutual Insurance Company Blanket Bond No. 00125119B (“Bond”)

ICI Mutual D&O/E&O Policy No. 00125119D (“Policy”)

ICI Mutual IDL Policy No. 00125119I (“IDL Policy”)

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2019 through September 1, 2020.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager

ICI Mutual Insurance Group

ICI Mutual Insurance Company, a Risk Retention Group | ICIM Services, Inc. | ICI Mutual Insurance Brokers, Inc.